UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 11, 2008
TUMBLEWEED COMMUNICATIONS CORP.
(Exact name of registrant as specified in its charter)
Delaware	000-26223	94-3336053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
700 Saginaw Drive, Redwood City, California		94063
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(650) 216-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2008, the Board of Directors of Tumbleweed Communications Corp. (“Tumbleweed” or the “Company”) approved grants of Tumbleweed common stock (“Deferred Stock”) to each of the Company’s current executive officers pursuant to the Company’s 1999 Omnibus Stock Incentive Plan under the Company's Deferred Stock Agreement.  Until the lapse of the Deferral Period (as defined therein), the Deferred Stock may not be sold or otherwise transferred and are subject to forfeiture upon termination of the executive’s employment with the Company for any reason.  The executive’s right to the shares of Deferred Stock will become fully vested and non-forfeitable upon the expiration of the Deferral Period, including a change of control of the Company.

Additionally, on February 11, 2008, the Board of Directors of Tumbleweed approved a one-time bonus of up to $25,000 for Nicholas W. Hulse, Tumbleweed’s Executive Vice President of Worldwide Field Operations.  The Board of Directors also approved an amendment to Mr. Hulse’s offer letter, dated February 22, 2007 to provide that if Mr. Hulse is terminated from his position as Executive Vice President of Worldwide Field Operations for any reason other than “cause” (as defined therein), death or disability, or if Mr. Hulse terminates his employment as Executive Vice President of Worldwide Field Operations following a “constructive termination” (as defined therein), then, subject to a release of claims by Mr. Hulse, he will be entitled to continuation of (i) his then-current base salary, (ii) the vesting of his stock options, and (iii) his health benefits, each for a period of nine months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUMBLEWEED COMMUNICATIONS CORP.

By: /s/ Bernard J. Cassidy
Name: Bernard J. Cassidy
Title: Senior Vice President & General Counsel

Date: February 15, 2008